Exibit 10.13

                               EXCHANGE AGREEMENT

        THIS SHARE EXCHANGE AGREEMENT (the "Agreement"), made and executed as of June 5, 1995 by and between TechnoMED, Inc. a Florida corporation ("TechnoMED") and ESSENTIAL CARE MEDICAL CENTERS, INC., and PRIME DENTAL CENTERS, INC., both Florida Corporations (herein collectively "Essential-Prime"), all of the shares of which are equally owned by two shareholders, as set forth on Exhibit "A" attached hereto and made a part hereof (the "Shareholders") and herein, collectively the "Parties".

                                  WITNESSETH:

                                    RECITALS


        WHEREAS, the Parties hereto believe it is in their mutual best interest to join together and conduct their businesses in a complimentary manner in the healthcare and related fields; and

        WHEREAS, to accomplish such goal, TechnoMED will exchange its convertible preferred shares with Essential-Prime and its Shareholders, and Shareholders are willing to accept such shares subject to the terms and conditions hereinafter set forth; and

        WHEREAS, as an inducement for Essential-Prime to enter this Agreement TechnoMED represents that its principals have negotiated and have taken control of Heart Labs of America, Inc. ("HLOA"), a company whose common shares are publicly traded on the NASDAQ over the counter market; and that within a reasonable time thereafter, HLOA and TechnoMED will merge such that all TechnoMED shareholders (preferred and common) will ultimately become shareholders of a publicly entity; and

        WHEREAS, Essential-Prime would not participate in this Exchange Agreement but for the fact that TechnoMED will merge into HLOA and the shares to be ultimately received by Essential-Prime Shareholders will be shares in the public company; and

        WHEREAS, the two principal shareholders are willing to enter into management contracts with Essential-Prime to manage and supervise the managed care operations of Essential-Prime; and

        WHEREAS, the Parties hereto, TechnoMED and Essential-Prime and their principals as a result of such a share exchange will operate in a unified merged corporate structure;

        NOW, THEREFORE, in consideration of the premises and the mutual promises, warranties, covenants, and agreements made in this Agreement, the Parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

        1.1 "Ancillary Agreements" shall mean Employment Agreements with the shareholders dated as of the date of this Agreement including management agreements entered into by certain of the stockholders of Essential-Prime.

        1.2 "TechnoMED Convertible Preferred Stock" shall mean the Convertible Preferred Stock of TechnoMED, par value $1.00 per share.

        1.3 "Closing" shall mean the completion of the transactions contemplated by Article V of this Agreement to be consummated on the Closing Date.

        1.4 "Closing Date" shall mean the date established pursuant to Section 5.1.

        1.5 "Agreement" shall mean this Share Exchange Agreement. Each reference in this Agreement to a Schedule or Exhibit, unless otherwise indicated, shall mean a Schedule or Exhibit attached to this Agreement and incorporated into this Agreement by such reference.

        1.6 "Financial Statements" shall mean the unaudited balance sheets of and income statements of Essential-Prime as of December 31, 1994 and income statement for the three months ended March 31, 1995.

        1.7 "Knowledge" shall mean actual knowledge or such knowledge that a reasonable person in such circumstances would have reason to know.

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                                   ARTICLE II

                               EXCHANGE OF STOCK

        2.1 THE SECURITIES. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Essential-Prime and the Shareholders shall exchange and deliver to TechnoMED certificates for shares of Common Stock representing 100% of the outstanding shares of the corporations making up Essential-Prime, as set forth on Exhibit "A" hereto, free and clear of all liens, security interests, encumbrances, pledges, charges, claims, voting trusts and restrictions on transfer of any nature whatsoever, other than restrictions on transfer of a general nature arising under federal and state securities laws and as fully set forth in Paragraph 2.2 herein. In return therefore, TechnoMED shall deliver to Essential-Prime, One Million Seven Hundred Fifty Thousand (1,750,000) shares of Convertible Preferred Stock par value One Dollar ($1.00) per share of TechnoMED (the "Convertible Preferred"), each share of which shall be entitled to one (1) vote at any meeting at which the Common Shares are entitled to vote and which shall be allocated among the Shareholders as set forth in Exhibit "A" hereto; subject to all restrictions as to sale of the shares of the TechnoMED Common Stock by the Shareholders as set forth hereinafter. Each Shareholder's Convertible Preferred shall at his discretion be convertible into Common Shares of a publicly traded HLOA or TechnoMED or its successors all at once within five (5) years from the date of its issuance, at the rate Eighty-Five Percent (85%) of the market value of the shares into which the Convertible Preferred shares are to be converted, based on the average of the bid price of the said common shares for a ten (10) day period prior to the announcement to convert by the Shareholder. By way of example: if the ten (10) day Average price of HLOA shares is $1.00 then each share of Convertible Preferred would be converted into HLOA Common Stock by multiplying the Preferred Stock par value; One Dollar by 85%; thus, 85% of the $1.00 market price equals a conversion price of HLOA shares of $.85, so each share of Convertible Preferred would be converted into 1.17647 shares HLOA Common Stock, and, if all 2,500,000 of the $1.00 par value Converted Preferred were converted at the $.85 price, the result would be 1.17647 shares x 2,500,000 or 2,941,176 common shares of HLOA.

                                       3

        In addition, Seven Hundred Fifty Thousand shares (750,000) of $1.00 par value Convertible Preferred shares shall be placed in Escrow with Charles Chillingworth, Esq. of West Palm Beach, Florida and, thereafter, shall all be released to the Essential-Prime shareholders, if, within one year beginning August 1, 1995 and ending July 31, 1996 pre-tax earnings of the Essential-Prime division or companies, if operated as a separate corporate entity, including all operating expenses on a fully allocated basis earn at least Three Hundred Fifty Thousand Dollars ($350,000). Should the Essential-Prime companies earn less than $350,000 for the year ending July 31, 1996, the Essential-Prime shareholders shall receive common shares calculated by a fraction, the numerator of which is the actual earnings of the division or corporate entity and the denominator of which is 350,000 to be multiplied by 750,000 to arrive at the actual number of shares to be received and shall have the right to make up the shortfall, if any, in the next fiscal year ending July 31, 1997 and to receive the release of additional shares of the TechnoMED (or its successor) Convertible Preferred stock at the rate of and in the same manner as the prior fiscal year based upon pre-tax net earnings of Essential-Prime are in excess of Three Hundred Fifty Thousand Dollars ($350,000). That is, for example, if Essential-Prime earns $300,000 the first fiscal year, it would result in the Shareholders receiving a combined total of 642,857 shares. If $400,000 is earned the second fiscal year, the Shareholders would receive 107,143 additional shares of Convertible Preferred and such shares to be received wold not exceed the maximum of 750,000
additional shares as contemplated herein. 2.2     Delivery of Stockholders'
Shares. On the Closing Date, Essential-Prime and Shareholders, to the extent not previously delivered, will deliver to TechnoMed the certificates representing 100% of the outstanding shares of Essential-Prime's capital stock duly endorsed (or with duly executed stock powers attached) so as to make TechnoMED the sole owner thereof, free and clear of all liens, claims and encumbrances. Except as previously indicated, the exchange of shares between Essential-Prime and TechnoMED shall not be effected unless certificates representing not less than 100% of the shares of Essential-Prime's outstanding capital stock have been previously delivered to TechnoMed or are delivered to TechnoMED on the Closing Date, free and clear of all liens, claims, and encumbrances. After delivery of Essential-Prime's share certificates to TechnoMED, Essential-Prime shall become a wholly owned subsidiary of TechnoMED in compliance with Seciton 368(a)(i)(B) of the Internal Revenue Code and the said shares

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of Essential-Prime shall contain a legend referencing this Agreement and the fact that such shares may not be transferred or encumbered until TechnoMed has merged with HLOA.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF TECHNOMED

        TechnoMED hereby represents and warrants to Essential-Prime and to its Shareholders that:

        3.1 CORPORATE ORGANIZATION. TechnoMED is a corporation duly organized, validly existing and in good standing under the laws of State of Florida and has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its respective obligations hereunder and thereunder, and to consummate the respective transactions contemplated hereby and thereby.

        3.2 AUTHORIZATION. All necessary and appropriate corporate action has been or will be taken by TechnoMED prior to the Closing with respect to the execution and delivery of this Agreement and each Ancillary Agreement, if any, to which it is a party and the performance by TechnoMED of its rspective obligations hereunder and thereunder, and approval by the members or holders of any class of securities of TechnoMED of the execution and delivery of this Agreement or any Ancillary Agreement to which TechnoMED is a party or the consummation of the respective transaction is contemplated hereby and thereby is not required. This Agreement and each Ancillary Agreement to which TechnoMED is a party constitute valid and binding obligations of TechnoMED enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other such laws concerning the rights of creditors generally and the application of equitable principles. The consummation by TechnoMED of the transactions contemplated by this Agreement and each Ancillary Agreement to which TechnoMED is a party do not and shall not conflict with any applicable foreign, federal, state or local law rule, regulation, writ, decree or order to which TechnoMED is subject, nor shall

                                       5

they conflict with or violate any term, provision or covenant of any agreement, mortgage, contract, indenture or judgment applicable to TechnoMED.

        3.3 BROKERS AND FINDERS. No finder, broker, agent or other intermediary has acted on behalf of TechnoMED or is entitled to a commission or finder's fee in connection with the negotiation or consummation of this Agreement.

        3.4 GOVERNMENTAL APPROVALS AND FILINGS. TechnoMED is not required to obtain any consent, approval or authorization of, or to make any declaration or filing with, any governmental authority for the valid execution and delivery of this Agreement or any Ancillary Agreement to which it is a party, the performance of its obligations hereunder or the consummation of the transactions contemplated hereby or thereby.

        3.5 CAPITALIZATION OF TECHNOMED.

                (a) The authorized capital stock of TechnoMED consists of Twenty Million (20,000,000) shares of common stock having a par value of .001c per share, and Ten Million (10,000,000) shares of convertible preferred stock as of the Closing Date including the shares to be issued hereunder, there will be approximately Seven Million (7,000,000) shares of common stock, validly issued and outstanding and Two Million Five Hundred Thousand shares of $1.00 par value convertible preferred stock including the shares of Convertible Preferred subject to this Agreement.

                (b) All of the shares of TechnoMed Stock, common shares which are issued and outstanding have been duly authorized and validly issued and are fully paid and non-assessable. There are no outstanding warrants, subscriptions, rights, call, puts, privileges, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of the capital stock or any other securities of TechnoMED, including, without limitation, any securities (debt or equity) outstanding which are convertible into or exchangeable for any shares of the capital stock of TechnoMED.

        3.6 FINANCIAL CONDITION. Attached is a pro-forma balance sheet of TechnoMED based as of April 30, 1995.

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        3.7 TAXES. Since TechnoMED is a new entity federal, state and local tax returns and reports have not as yet been required to be filed. As such, there are no tax audits or investigations, local, state, or federal, concerning or related to TechnoMED pending or are there any required taxes, fees, assessments and governmental charges of any type which are due and/or are unpaid.

        3.8 COMPLIANCE WITH LAW: LICENSES. TechnoMED conducts its business in compliance in all material respects with all applicable laws, governmental regulations, and judicial and administrative decisions, and no notice stating or asserting the lack of such compliance has been received. All licenses or permits issuable by any governmental authority which are necessary for the operation of the business of TechnoMED have been obtained and are currently in full force and effect.

        3.9 PROPERTIES. TechnoMED has good and marketable title to all of its assets, and properties of every kind, nature and description, tangible or intangible, whereever located, free and clear of all mortgages, pledges, liens, security interests, encumbrances and restrictions of any nature whatsoever, except for title defects which, when considered in the aggregate, do not impair the continued operation of TechnoMED or the use by TechnoMed of its properties and assets as presently used, or affect the amounts allows to be stated in respect thereof on the Financial Statements in any material respect.

        3.10 LITIGATION. There is no suit, claim, action, litigation or proceeding, administrative or judicial, or any governmental investigation pending or, to the knowledge of TechnoMED, threatened against TechnoMED or involving any of its properties and assets, including without limitation any claim, proceeding or litigation for the purpose of challenging, enjoining or preventing the execution and delivery of this Agreement or any Ancillary Agreement to which TechnoMED is a party, the performance of the respective terms and conditions hereof or thereof or the consummation of the respective transactions contemplated hereby or thereby. To the knowledge of TechnoMED, it is not subject to or in default under any order, writ, injunction or decree of any court or governmental authority.

                                       7

        3.11 OTHER GOVERNMENTAL APPROVALS AND FILINGS. TechnoMED is not required to obtain any consent, approval or authorization of, or to make any declaration or filing with, any governmental authority for the valid execution and delivery of this Agreement or any Ancillary Agreement to which TechnoMED is a party, the exchange of the Shares, or the performance or consummation of the respective transactions contemplated by this Agreement or such Ancillary Agreement.

        3.12 PENDING ACQUISITIONS. The principals of TechnoMED have completed the purchase of a controling interest in a company known as Heart Labs of America, Inc. ("HLOA"), the shares of which are traded on the "over-the-counter" market. This acquisition closed on May 2, 1995. Once the controlling shares of HLOA have been acquired by the principals of TechnoMED, a special shareholders meeting will be promptly called to vote on the merger of HLOA with TechnoMED, and once completed, the name of HLOA will be changed to TechnoMED as soon as possible.

        3.13 INVESTMENT REPRESENTATIONS. The Investment Representations made by Essential-Prime and the Shareholders shall be deemed to be restated herein and shall apply, and with the same force and effect, as if TechnoMED had made such representations to Essential-Prime and Shareholders. TechnoMED has also had free and complete access to the books and records of Essential-Prime.

        3.14 RENEWAL SURVIVAL: Each of the representations and warranties set forth in Article V shall survive the Closing.

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                                   ARTICLE IV

       REPRESENTATIONS AND WARRANTIES OF ESSENTIAL-PRIME AND SHAREHOLDERS

Essential-Prime and its Shareholders hereby represent and warrant to TechnoMED that:

        4.1 CORPORATE ORGANIZATION. Essential-Prime (which shall be deemed to include any and all of its subsidiaries) are corporations duly organized and validly existing and in good standing under the laws of the State of Florida and have all requisite corporate power to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its respective obligations hereunder and thereunder and to consummate the respective transactions contemplated hereby and thereby.

        4.2 AUTHORIZATION. Essential-Prime and Shareholders have all requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which they are a party, perform their respective obligations thereunder, and consummate the respective transactions contemplated hereby and thereby. All necessary action has been taken by Essential-Prime and Shareholders with respect to the execution, delivery and performance of this Agreement and each Ancillary Agreement to which they are a party.

        4.3 INVESTMENT RESTRICTIONS.

                (a) Shareholders are acquiring the Shares of TechnoMED for purposes of investment and not with a view to resale.

                (b) Shareholders have not had access to TechnoMED's books and records, but have received all documents requested and have had an opportunity to ask questions of and receive answers from management level personnel of TechnoMED and are satisfied as to the status of TechnoMED.

                (c) Shareholders are "Accredited Investors" as such term is defined in Rule 501(a) of Regulation D under the 1933 Act and Shareholders recognize and understand the risk factors related to an investment in the Shares or, have evaluated the risk of accepting the Shares of TechnoMED and have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of an investment in the TechnoMED Shares.

                (d) The Shareholders acknowledge that shares of TechnoMED Convertible Preferred Stock to be received pursuant to Section 2.1 will NOT be registered under the 1933 Act and may not be sold, transferred, assumed or hypothecated unless registered under the 1933 Act and applicable state securities laws or, are exempt therefrom. Notwithstanding the foregoing, TechnoMED herein represents and warrants unto Shareholder(s) that, upon demand by each such Shareholder, after the conversion of the Convertible Preferred into Common Shares, it will register with the Securities and Exchange Commission and applicable States, the underlying shares of Common Stock to the extent of twenty-five percent (25%) of each Shareholder's shares of publicly traded Common Stock of HLOA (or TechnoMED), such registration shall occur no earlier than six
(6) months following the Closing of the transaction, whereby TechnoMED is merged with HLOA, as herein contemplated, and no later than six (6) months from such Shareholder's demand. Thereafter, the balance of the shares of their HLOA of TechnoMED Common Stock shall, at the option of Shareholder(s), be registered not later than two (2) years following the TechnoMED/HLOA merger upon written request made on or before the filing of TechnoMED's Report on Form 10K starting with the calendar year 1996.

        4.4 ENFORCEABILITY. This Agreement and the Ancillary Agreements to which Shareholders are a party constitute valid and binding obligations of Shareholders enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or other such laws concerning the rights of creditors generally and the application of equitable principles. The execution and delivery of this Agreement and the Ancillary Agreements to which Shareholders are a party, the consummation of the respective transactions contemplated hereby or thereby, and the performance or satisfaction of the respective terms and conditions hereof or thereof do not constitute and will not constitute a breach or default (or an event which, with the lapse of time or the giving of a notice, or both, would constitute a breach or default) under conflict with, any Agreement, deed, writ, order, decree, or judgment, to which Shareholders are a party or by which Shareholders are bound, and do not and shall not violate or conflict with any applicable federal, state or local law, rule, or regulation to which the Sellers are subject. The delivery to TechnoMED of all of the Essential-Prime Shares pursuant to the provisions of this Agreement will transfer to TechnoMED valid title thereto, free and clear of all liens, except as stated herein, security interests, encumbrances, pledges, charges, claims, voting trusts and restrictions of any nature whatsoever, other than restrictions on transfer of a general nature arising under federal and state laws and will include two parcels of real estate, namely 2601 N.E. 2nd Avenue, Miami, Florida (the "Miami Property") and 420 North State Road 7, Plantation, Florida (the "Plantation Property") (more fully described on Exhibit 4.4) subject to two (2) mortgages having approximately a combined principal balance on the Miami Property of $150,000 (which shall be assumed by TechnoMED) occupied by Essential-Prime and used in the business of Essential-Prime. The Plantation Property has approximately Twenty Thousand Dollars ($20,000) of outstanding and delinquent real estate taxes against it. Notwithstanding anything to the contrary, the deeds to the aforementioned properties, exact copies of which shall be delivered to TechnoMED on demand, shall be held in Escrow by Learner and Pearce, P.A., attorneys of Fort Lauderdale, Florida until the proposed exchange of shares by TechnoMED with Heart Labs of America, Inc. is completed.

        4.5 SUBSIDIARIES. Essential-Prime has no subsidiaries.

        4.6 BROKER, FINDERS. No finder, broker, agent or other intermediary has acted on behalf of Essential-Prime or its Shareholders, or is entitled to a commission or a finder's fee in connection with the negotiation or consummation of the Agreement or any of the transactions contemplated thereby.

        4.7 LITIGATION. Other than the litigation set forth in Schedule 4.7 hereof, there is no suit, claim, action, litigation or proceeding, administrative or judicial, or any governmental investigation pending or, to the knowledge of the Shareholders, threatened against Essential-Prime or involving any of its properties and assets, including without limitation any claim, proceeding or litigation for the purpose of challenging, enjoining or preventing the execution and delivery of this Agreement or any Ancillary Agreement to which the Shareholders are a party, the performance of the respective terms and conditions hereof or thereof or the consummation of the respective transactions contemplated hereby or thereby. In the event of an adverse result in the litigation referred to on Schedule 4.7, TechnoMED shall have the option to reduce the number of shares exchanged on the basis of one (1) share for each one (1) dollar adverse result against Essential-Prime.

        4.8 OTHER GOVERNMENTAL APPROVALS AND FILINGS. Other than as set forth herein, Essential-Prime or the Shareholders are not required to obtain any consent, approval or authorization of, or to make any declaration or filing with any governmental authority as a prerequisite to the valid execution and delivery of this Agreement or any Ancillary Agreement to which Essential-Prime or the Shareholders are parties, the purchase and sale of the Shares, or the performance or consummation of the respective transactions contemplated by this Agreement or such Ancillary Agreement.

        4.9 COMPLIANCE WITH LAW LICENSES. Essential-Prime conducts its business in compliance in all material respects with all applicable laws, governmental regulations, and judicial and administrative decisions, and no notice stating or asserting the lack of such compliance has been received. All licenses or permits issuable by any governmental authority which are necessary for the operation of the business of Essential-Prime and subsidiary have been obtained and are currently in full force and effect.

        4.10 PROPERTIES. Essential-Prime has good and marketable title to all of its assets, and properties, as set forth on Schedule 4.10 hereto, of every kind, nature and description, tangible or intangible, whereever located, free and clear of all mortgages, pledges, liens, security interests, encumbrances and restrictions of any nature whatsoever, except for title defects which, when considered in the aggregate, do not impair the continued operation of Essential-Prime or the use by Essential-Prime of its properties and assets as presently used, or affect the amounts allowed to be stated in respect thereof on the Financial Statements in any material respect.

        4.11 MATERIAL CONTRACTS. As set forth on Exhibit 4.11(a) hereto is a list of the clients of Essential-Prime. Further, Essential-Prime is not party to, and the properties or assets of Essential-Prime are not subject to or bound under, any Agreement of the following kind:

                (a) Any lease of real or personal property, either as lessor or as lessee, which is not terminable by Essential-Prime without penalty within 30 days after notice.

                (b) Any Agreement with or obligation to any director, officer or shareholder of Essential-Prime.

                (c) Any Agreement or instrument for or relating to the borrowing of money, either as borrower or lender.

                (d) Any Agreement with or legal obligation to any salesmen, representatives, agents, dealers or distributors;

                (e) Any franchise or franchise Agreement; or

                (f) Any other Agreement of any kind which is material to the operations, business, financial condition, property or assets of Essential-Prime.

        All agreements, if any, disclosed in this Agreement to which Essential-Prime is party, or by which it or any of its properties or assets is bound, are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, and Essential-Prime is not in material default or breach, nor, to the knowledge of the Essential-Prime and its Shareholders, has there occurred an event or condition which, with the passage of time or the giving of notice (or both), would constitute a material default or breach, by Essential-Prime with respect to the payment or performance of any obligation thereunder and no claim of such a default has been asserted and there is no basis upon which such a claim could validly be made.

        4.12 FINANCIAL CONDITIONS. Attached is a balance sheet dated December 31, 1994 and income statement for Essential-Prime for the twelve (12) months ended December 31, 1994 and an income statement for the three (3) months ended March 31, 1995.

        4.13 RENEWAL: SURVIVAL. Each of the representations and warranties set forth in Article IV shall survive the Closing.

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                                   ARTICLE V

                                    CLOSING

        5.1 PLACE, TIME AND EFFECTIVE DATE. The Closing shall take place on Tuesday, June 6, 1995 at 10:00 P.M. EST (local time) at the offices of Lerner and Pearce, Fort Lauderdale, Florida or at such other time or place as the Parties may agree, but no later than the close of regular business on June 7, 1995.

        5.2 DELIVERIES OF SHAREHOLDER AT CLOSING. At the Closing, Essential-Prime and/or the Shareholders shall deliver to TechnoMED if not previously delivered (in addition to any other deliveries required under this Agreement) of the following:

                (a) Certificate(s) evidencing all Shares of Essential-Prime with appropriate executed stock powers attached to permit transfer on the books of Essential-Prime.

                (b) Executed stock powers fully endorsed;

                (c) Copies of Essential-Prime Board of Directors' Minutes approving the Exchange Agreement and transaction contemplated thereby and all of the corporate books and records of Essential-Prime; and

                (d) Such other available documentation as may be reasonably requested in WRITING by TechnoMED.

        5.3 DELIVERIES OF TECHNOMED AT CLOSING. At the Closing, TechnoMED shall deliver to TechnoMED and/or Shareholders (in addition to any other deliveries required under this Exchange Agreement).

                (a) Executed counterparts of the Exchange Agreement and Release to which it is a party.

                (b) One Million Seven Hundred Fifty Thousand Restricted Shares (1,750,000) of TechnoMED Convertible Preferred par value One Dollar ($1.00) made out in the names of each of the Shareholders as set forth on Exhibit "A" together with appropriate investment letters applicable thereto; and a receipt from the escrow agent for an additional Seven Hundred Fifty Thousand shares of convertible preferred stock, par value One Dollar ($1.00) per share.

                (c) Such other relevant documentation as may be reasonably requested in writing by counsel to Essential-Prime at lest two days prior to the Closing Date.

                                   ARTICLE VI

                                INDEMNIFICATIONS

        6.1 INDEMNITY.

                (a) Essential-Prime agrees to hold harmless and indemnify TechnoMED and its shareholders, directors, officers, employees, representatives, agents, successors, consultants and assigns from and against any claim, loss, damage, liability, expense or cost of any kind or amount whatsoever (including, without limitation, reasonable attorney's fees and expenses) which results from or arises out of any breach of or default under any representation, warranty, covenant or agreement made by Essential-Prime in this Agreement, in any Schedule or Exhibit to this Agreement, in any Ancillary Agreement or in any if certificate or other agreement or document furnished or to be furnished by or on behalf of Essential-Prime under this Agreement or in connection with the respective transactions contemplated hereby or thereby.

                (b) TechnoMED agrees to indemnify and hold Essential-Prime, the Shareholders, directors, officers, representatives, agents, successors, consultants and assigns harmless from and against any claim, damage, loss, liability, expenses or cost of any kind or amount whatsoever (including, without limitation, reasonably attorney's fees and expenses) which results from or arises out of the breach of any representation, warranty, covenant or agreement made by TechnoMED in this Agreement, in any Schedule or Exhibit to this Agreement, in any Ancillary Agreement or in any certificate or other agreement or document furnished or to be furnished by or on behalf of TechnoMED under this Agreement or in connection with the respective transactions contemplated hereby or thereby.

        6.2 NOTICE OF CLAIM. Subject to Section 6.3, in the event that any party hereto asserts a claim for indemnification hereunder, such party seeking indemnification (the ""Indemnified Party"") shall give written notice to the other party (the ""Indemnifying Party"") specifying the facts constituting the basis for such claim and the amount, if known, of the claim asserted.

        6.3 RIGHT TO CONTEST CLAIMS OF THIRD PARTIES. If an Indemnified Party asserts a claim for indemnification hereunder because of a claim made by any claimant not a party to this Agreement, the Indemnified Party shall give the other party or parties reasonably prompt notice thereof, but in no event more than three (3) business days after said assertion is actually known to the Indemnified Party; failure to give such notice shall be deemed a waiver of such claim for indemnification and breach of the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party, and using counsel reasonably satisfactory to the Indemnified Party, to investigate, secure, contest or settle the claim alleged by such third party (hereinafter called a ""Third-Party Claim""), provided that the Indemnified Party mail participate voluntarily, at its own expense, in any such Third-Party Claim through representatives and counsel of its own choice. Except as expressly provided otherwise in this Section 6.3, the Indemnified Party shall not settle or compromise any Third-Party Claim for which it seeks indemnification hereunder without he prior written consent of the Indemnifying Party (which shall not be unreasonably withheld) unless suit shall have been instituted against it and the Indemnifying party shall not have taken control of the defense of such Third-Party Claim after notification thereof as provided in this Section 6.3.

        Except as provided otherwise in the immediately preceding sentence, the Indemnifying Party shall bear all costs of such Third-Party Claim and shall indemnify and hold the Indemnified party harmless against and from all costs, fees and expenses of such Third-Party Claim. Unless and until the Indemnifying Party elects to defend the Third-Party Claim the Indemnified Party shall have the full right, at its option, to do so and to look to the Indemnifying Party under the provisions of this Agreement for the amount of the costs, if any, of defending the Contest. The failure of the Indemnifying Party to respond in writing to the aforesaid notice of the Indemnified Party with respect to such Third-Party Claim within twenty (20) days after receipt thereof shall be deemed an election not to defend the same. If the Indemnifying Party does not assume the defense of any such Third-Party Claim, including any litigation resulting therefrom, (a) the

Indemnified Party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not to control) the defense of such action, with its own counsel at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such Third-Party Claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such Third-Party Claim in a reasonably prudent manner.

        The parties hereto shall make mutually available to each other all relevant information in their possession relating to any such Third-Party Claim and shall cooperate in the defense thereof.

                                  ARTICLE VII
                            MISCELLANEOUS PROVISIONS

        7.1 NOTICE. All notices, requests, demands and other communications required or permitted under this Agreement shall be deemed to have been duly given and made if in writing upon being served either by personal delivery or by telecopier to the party for whom it is intended or two business days after being deposited, postage prepaid, certified or registered mail, return receipt requested (or such form of mail as may be substituted therefore by postal authorities), in the United States mail, bearing the address shown in this
Section 7.1:

            If to Essential Health Care, Inc.:

                  c/o Harry Kobrin
                  8013 N.W. 83rd Terrace
                  Tamarac, Florida 33321

            WITH A COPY TO:

                  Allan M. Lerner, Esq.
                  Lerner and Pearce
                  2888 East Oakland Park Boulevard
                  Fort Lauderdale, Florida 33306
                  Fascimile: (305) 563-8522

            If to TechnoMED:

                  Bradley T. Ray
                  330 Business Parkway
                  Suite #101
                  Royal Palm Beach, Florida 33411

            WITH A COPY TO:

                  Edwin F. Russo, Esq.
                  1896 Palm Beach Lakes Boulevard
                  West Palm Beach, Florida 33409
                  Facsimile: (407) 683-0562

        7.2 ENTIRE AGREEMENT. This Agreement and the Schedules and Exhibits hereto embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understanding relative to subject matter.

        7.3 BINDING EFFECT: ASSIGNMENT: This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon TechnoMED its successors and permitted assigns and Essential-Prime; its successors and permitted assigns. Neither the Agreement nor any of the rights, interests or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other party (which consent shall not be unreasonably withheld).

        7.4 NO THIRD-PARTY BENEFICIARIES: Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement.

        7.5 COUNTERPARTS. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

        7.6 CAPTIONS. The section headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement in construing or interpreting any provision hereof.

        7.7 EXPENSES AND TRANSACTIONS. Each party hereto shall pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including without limitation, the fees and expenses of his or its counsel and certified public accountants.

        7.8 AMENDMENT. This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the parties hereto.

        7.9 OTHER AND FURTHER COVENANTS. The parties shall, in good faith, execute such other and further instruments, assignments or documents as may be necessary for the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the parties hereto shall assist and cooperate with each other in connection with these activities.

        7.10 GOVERNING LAW. This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of Florida (without giving effect to conflict-of-laws principles).

        7.11 PUBLICITY. The parties hereto agree to cooperate in determining the contents and the manner of presentation and publication of any press releases or public statements with respect to the transactions contemplated hereby, but each party may make any public disclosure required, in its judgment, by law or regulation.

        7.12 TERMINATION. Notwithstanding anything to the contrary herein contained, should any of the shares of common stock of TechnoMED not be in the hands of the public as "freely tradeable" on or before October 31, 1995, Essential-Prime shall have the right to, by written notice to TechnoMED at the address set forth herein at Section 7.1, terminate and cancel its obligations under this Agreement, and immediately receive its shares back and end any relationship with TechnoMED.

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

ATTEST:                              TechnoMED, Inc.
/s/ BRADLEY T. RAY                   By: NEED NAME
    Bradley T. Ray                   Name:
                                     Title: President

ATTEST:                              Essential M.S. Care Medical Centers, Inc.
NEED NAME                               & Prime Dental Centers, Inc.

                                     By: NEED NAME
                                         Name:
                                         Title: President

                                    EXHIBIT A

           Shareholders of Essential M.S. Care Medical Centers, Inc.
                          & Prime Dental Centers, Inc.
       who are receiving shares of TechnoMED Convertible Preferred Stock

Harry Kobrin    -   875,000 shares of TechnoMED Convertible Preferred
Mort Schnessel  -   875,000 shares of TechnoMED Convertible Preferred

                                SCHEDULE 5.1(a)
                                 Shareholders

                                  Harry Kobrin
                                 Mort Schnessel